Exhibit 99.2

American Eagle Outfitters, Inc.

Fourth Quarter 2014 Earnings

Conference Call Transcript March 4, 2015

Operator: Greetings and welcome to the American Eagle Outfitters Fourth Quarter 2014 Earnings Conference Call. At this time, all participants are in a listen-only mode. A question and answer session will follow the formal presentation. If anyone should require operator assistance during the conference, please press star, zero on your telephone keypad. As a reminder, this conference is being recorded.

It’s now my pleasure to introduce your host Judy Meehan, Vice President of Investor Relations for American Eagle Outfitters. Thank you; please begin.

Judy Meehan – American Eagle Outfitters, Inc. – VP IR: Good morning everyone. Joining me today for our prepared remarks are Jay Schottenstein, Interim Chief Executive Officer; Roger Markfield, Executive Creative Director and Mary Boland, Chief Financial and Administrative Officer. Also joining us for Q&A today are Simon Nankervis, EVP of Global Commercial Business; Michael Rempell, Chief Operating Officer; Jen Foyle, Global Brand President of aerie, and Chad Kessler, Global Brand President of the AE brand.

Before we begin today’s call, I need to remind you that we will make certain forward-looking statements. These statements are based upon information that represents the Company’s current expectations or beliefs. The results actually realized may differ materially based on risk factors included in our SEC filings. Our comments today will focus on results from continuing operations and include non-GAAP adjustments. Please refer to the tables attached to the press release. We also have posted a financial supplement on our website.

And now I’ll turn the call over to Jay.

Jay Schottenstein – American Eagle Outfitters, Inc. – Interim CEO: Thank you, Judy, and good morning. What a difference a year makes. As I said on this conference call one year ago, we had significant opportunities across many areas of the organization. This included higher-quality merchandise that was more complementary to our lifestyle brand, a more innovative and fun customer experience and greater team alignment. I’m pleased to report that we have made good progress over the past 14 months. The work that began at the outset of 2014 is beginning to deliver results and fueled a stronger second half of the year with momentum continuing as we enter 2015.

Now looking back at 2014, the year in aggregate was challenging. Total sales declined 1% and EPS of $0.63 was down 15%. Yet it was two different—two very different halves.

Our initiatives led to a recovery in the second half of the year following a weak start. As we expected, the first half was extremely difficult with financial performance below our targets and historical norms. Merchandise assortments were not where they needed to be; sales and margins were pressured as a result. I am pleased with how quickly our teams responded to drive improvements to the merchandise assortments and marketing efforts. We cut planned expenses and demonstrated better inventory control. Our business began to stabilize by mid-year with financial improvements in the third and fourth quarters.

Now a few fourth quarter highlights. The team executed very well, particularly given the challenges within our sector. Net revenue increased 3%. EPS of $0.36 increased 33%, driven by a significant reduction of markdowns. We successfully reduced promotions and saw sequential progress with sales turning positive in the post-holiday period. AE saw improvement across the assortment, driven by innovation, quality and better style. aerie had a solid year from start to finish. They delivered greater assortment depth, new product lines and a marketing campaign that truly resonated with our customers.

From a financial standpoint, consolidated inventories were well managed during the period and expenses were controlled. We ended the year in excellent financial condition with $411 million in cash and no debt. We invested $245 million into the business and paid out $97 million of dividends to our shareholders.

As we look ahead, we are encouraged by the early momentum we are experiencing, yet we also remain vigilant on our priorities. Roger will review our merchandising strategies in a moment, which are critical to maintaining momentum and achieving a recovery in margins. In 2015, we will continue to focus on the following: growing our digital business and enhancing our customer experience. This year we will launch a complete redesign of our digital site. This will optimize our mobile capabilities and improve the shopping experience. Later in the year, we will open a localized site in the UK, to be followed by a rollout of other EU countries. Additionally, we will expand online product lines for both AE and aerie to build upon and complement our best sellers.

Next we will continue to advance omni-channel capabilities. This year we will add reserve online and work to maximize our existing tools including buying online, ship from store and store to door. Our goals are to drive better inventory utilization and customer satisfaction.

This year we will roll out the new point-of-sale system across the US store fleet, enabling mobile checkout, enhanced customer security and provide a workforce management tool.

We continue to improve the profitability of our stores and rationalize the US fleet. We have flexibility with our portfolio of stores with nearly 350 AE stores with leases expiring in the next two years, and we will continue to expand our global presence, primarily through new licensed stores combined with select Company-owned markets. We will work on maximizing productivity and profitability on these newer markets.

Before I turn it over to Roger, I would like to thank our entire organization for their hard work and commitment in 2014. I’m extremely proud of the progress we’ve made and I’m encouraged by the strength so far this spring. We remain focused on the future potential to deliver profit improvement and returns to our shareholders.

Now I will turn the call over to Roger.

Roger Markfield – American Eagle Outfitters, Inc. – Executive Creative Director: Thanks, Jay. Good morning everyone. As Jay said, we’ve made great progress across the organization. Our vision and priorities entering the year were the right areas of focus, and we are beginning to deliver positive sales and improved margins.

Our fourth quarter results were fueled by better comparable sales and a successful reduction in markdowns and promotional activity. The period marked a continuation of sequential quarterly sales gains experienced throughout the year as we drove continuous improvements to our merchandise assortments. We saw sales accelerate in January, due in part to the positive response to the spring transition line.

The positive comparable sales have continued into the spring season. I’m extremely pleased by the team’s execution, particularly in the light of unprecedented competitive pressures. We are seeing strong sell-through rates and are chasing best sellers. Inventories are lighter than we’d like due to delayed receipts from the port, which we expect to be fully resolved in the second quarter.

In the fourth quarter, we delivered 400 basis points of merchandise margin expansion. More compelling merchandise combined with more relevant brand marketing enabled us to successfully reduce storewide promotions. We did not anniversary 35 days of these events from last year, driving a much healthier business.

We saw solid growth from digital sales across brands, and as Jay mentioned, we have exciting new advancements planned across digital and omni, creating greater choices and a better brand experience for our customers.

Consolidated sales metrics reflected a healthier business with increases in the average unit retail price, units per transaction and transaction value. Our assortments are better quality, more trend-right and consistent with the DNA of our brands.

During the quarter, greater innovation and attention to detail drove the best performance in our signature categories, including men’s and women’s knit tops, women’s denim, sweaters and accessories, as well as men’s pants. aerie had an outstanding quarter, completing a breakout year. Comps increased 13% and margins strengthened. While we saw good strength across the business, some of the best categories were intimates, PJs and soft bottoms, and innovation in accessories such as blanket scarves, all of which were trend-right and played into aerie’s emphasis on gifting.

Looking forward, we’ve just begun to scratch the surface of what we can achieve. Our margins remain below historical levels and we have plenty of opportunity to deliver stronger sales productivity and margin gains.

Now I want to review our key areas of emphasis as we move into 2015: product, people, process, and presentation.

Starting with product, we will continue to differentiate our merchandise assortments, leveraging our competitive strength in sector-leading denim and bottoms businesses. Driving sales in tops is a very meaningful opportunity, and for the first time in a long time, we are seeing positive reads in top categories. This is an early yet very encouraging sign. The team will continue to ensure we deliver great quality and fashion. In the competitive landscape we need to up our game by using innovative fabrics, washes, great styling and product details.

Next, people. I was thrilled to announce the promotions of Chad Kessler and Jennifer Foyle to Global Brand Presidents for AE and aerie. Chad has been instrumental in leading the improvements within the AE brand assortments, driving better sales and markdown rate. And Jen has had a strong and consistent performance, posting positive comps in each quarter of the year and steadily improving profitability. Under the new structure, the teams are aligned the right way, creating a singular brand and customer experience. Chad and Jen are the right leaders to take us into the future. They are with me here today and you will be hearing a lot more from them in the future.

Now process. Early last year we worked to strengthen our process including our production calendar and testing capabilities. We are currently testing new fashion items and denim fabrics for the upcoming back-to-school season. From our Don’t Ask Why fashion capsules we have successfully adopted new key items into the mainline business. We’ve built a good chase process to quickly replenish strong sellers and flow more newness to the floor. We continue to present 10 new floor sets a year with updated key items and fresh marketing.

Lastly, presentation. As a lifestyle brand, we must tell a strong story that connects to each new merchandise flow with consistency across digital and stores. We need to ensure the emotional connection to our customers. I think we made good progress in 2014 and expect to get even better in 2015.

I look at spring right now and I see the right trends, a strong point of view with well-curated outfits around themes that tie perfectly into our lifestyle. All in a more fun and exciting store environment.

To wrap it up, we made great strides in 2014 and I’m very optimistic about our future. Our AE brand is extremely well positioned and operating from a position of strength against its competitive set. aerie has tremendous runway ahead as a truly different and real intimates brand. I would like to end by thanking the entire team at AEO. Everyone came together to end 2014 on a very positive note. We will all continue to work hard to see that momentum carry into the future.

Thanks, and now I’ll turn the call over to Mary.

Mary Boland – American Eagle Outfitters, Inc. – CFO and Chief Administrative Officer: Thanks, Roger. Despite the very competitive holiday season we are extremely pleased with our fourth quarter performance as sales were above our expectations. We effectively reduced markdowns and controlled expenses. This led to adjusted year-over-year earnings growth of 33%.

Looking at the details of the quarter, total net revenue increased 3% to $1.07 billion from $1.04 billion last year. Consolidated comparable sales were flat. By brand, AE comps were down 1%, and aerie increased 13%. On a consolidated basis, the number of transactions decreased due to decline in traffic; however, the average transaction value increased in the high single digits. This was driven by a mid-single digit increase in the average unit retail and a low single digit increase in units per transaction. Additional sales information can be found on Page 10 of the presentation.

Total gross profit increased 13%, and as a rate to revenue rose 320 basis points to 35.1%. The margin improvement was driven primarily by reduced markdowns. This was partially offset by 90 basis points of rent deleverage combined with higher delivery costs due to an increase in direct orders, including orders filled through buy online/ship from store.

SG&A expense of $227 million increased 5% and deleveraged 50 basis points to 21.2%. The dollar increase was driven by planned investments in marketing and incentive compensation, as well as new international store openings. Through good expense management, including reductions in overhead and other expenses, we were able to significantly mitigate the impact of these investments.

Depreciation and amortization increased to $37 million, deleveraging 50 basis points due to omni-channel and IT investments, new factory and international stores, and the new fulfillment center.

Operating income grew 31% to $112 million and the operating margin expanded 230 basis points to 10.5% as a rate to revenue. EPS of $0.36 increased 33% from adjusted EPS of $0.27 last year.

Now I’d like to spend a few minutes reviewing 2014. The year was a tale of two very different halves. The first half was weak with comparable sales down 9% and EPS of $0.05, down 82% from the prior year. We were pleased to see that improvements made throughout the year led to better financial results in the second half when we saw comparable sales decline 2% and EPS of $0.58, an increase of 26% from last year.

Now getting back to looking at the year in total, revenue decreased 1% to $3.3 billion. AE brand comps decreased 6% and aerie comps increased 6%. Gross profit increased 1% to $1.15 billion, and the gross margin increased 60 basis points to 35.2%, primarily due to lower markdowns which were offset by 140 basis points of deleverage of rent on negative comparable sales and higher delivery costs.

Selling, general and administrative expense increased 2%, deleveraging 70 basis points as a rate to revenue. The increase resulted primarily from planned strategic investments in advertising and incentive costs, which were partially offset by reductions in corporate overhead and variable expenses.

Operating income decreased 11% to $207 million and adjusted EPS of $0.63 decreased 15% from last year. For additional information, please refer to Page 6.

During the period, we took a $0.04 charge related to lease obligations in connection to the exit of the 77 kids business in 2012. The charge was net of proceeds provided by the purchaser and ends the obligations related to the discontinuation of this business.

Now turning to the balance sheet, starting with inventory, which can be found on Page 11 of the presentation, we ended the quarter with inventory at cost per foot down 5%. We currently expect first quarter ending inventory at cost per foot to be down in the low single digits.

We ended the fourth quarter with $411 million in cash and investments compared to $429 million last year. Capital expenditures totaled $245 million for the year, above earlier expectations due in part to incremental strategic omni-channel investments, including retail fulfillment in the Hazleton DC as well as the pilot of our Oracle point-of-sale system. We expect cap ex to be approximately $150 million in 2015. This includes the chain-wide rollout of the point-of-sale system and supporting technologies, the completion of our new fulfillment center, and new and remodeled store investments.

2014 store openings were focused on new factory stores, aerie side-by-sides, underpenetrated markets and international locations. We also prioritized international licensed stores, ending the year with 99 locations across 16 countries. As we look to rationalize the domestic fleet, we closed 70 stores including 49 AE and 21 aerie standalone locations. In 2015, we’ve planned 20 to 25 targeted openings and will close another 70 stores. Additional store information can be found on pages 14 through 16.

Now regarding our first quarter outlook, based on a positive mid-single digit increase in comparable sales, we expect first quarter EPS of $0.09 to $0.12, which includes about $0.02 per share of negative impact from the port slowdown. The guidance compares to EPS of $0.02 last year and excludes potential impairment and restructuring charges.

Regarding the year, it’s important to note that we have meaningful opportunity in the first half of the year as we anniversary a very weak period and low single digit operating margins. While we see potential in all quarters, certainly the growth in the back half of the year will be a bit more muted due to the recovery we saw in the back half of 2014.

For the year overall, we are targeting a further reduction in markdowns fueled by product improvements and better inventory utilization. We continue to drive lower fixed SG&A expense dollars through reduced overhead, including salaries, professional services and other expenses. Any increase in variable SG&A would relate to strong sales and related incentive costs. As Jay and Roger said, we’ll stay focused on our priorities and look forward to delivering better returns.

Thanks, and now we’ll take your questions.

Operator: Thank you. At this time we will be conducting a question and answer session. In the interest of time we ask you please limit yourselves to one question. If you’d like to ask a question, please press star, one on your telephone keypad. A confirmation tone will indicate your line is in the question queue. You may press star, two if you’d like to remove your question from the queue. For participants using speaker equipment, it may be necessary to pick up your handset before pressing the star keys. Once again, if you’d like to ask a question today, please press star, one at this time, and we do ask you to please limit yourselves to one question.

Our first question today is coming from Adrienne Tennant with Janney Capital Markets. Please proceed with your question.

Adrienne Tennant- Janney Capital Markets-Analyst: Kudos to the entire team returning to positive comps and spring looks great at both brands, and then secondly, congrats Chad and Jennifer on your promotions. Well deserved.

Roger, so you were one of the first people I think last year to be optimistic about incremental trends in 2015. Can you expand upon the comments you were saying about knit tops? When was the last time we had a strong knit tops cycle, and then secondarily, when do you expect to be fully in-stock ahead of spring break with your inventory due to the port delays? Thank you.

Roger Markfield – American Eagle Outfitters, Inc. – Executive Creative Director: Thanks for all your compliments.

Adrienne Tennant- Janney Capital Markets-Analyst: You’re welcome. You deserve them.

Roger Markfield – American Eagle Outfitters, Inc. – Executive Creative Director: We are happy how good the stores look for everyone, but most important for our customers which is really our boss. Our tops business in the women’s side of the business has not been good for years. I think that Chad and team have just been terrific with the design organization and getting it right. We hit the trend. We know where the trend is moving and our concept team has never been working better in alignment with the design organization. So we think this trend for us will continue. We are really delighted.

Adrienne Tennant- Janney Capital Markets-Analyst: Great. And then in-stock?

Roger Markfield – American Eagle Outfitters, Inc. – Executive Creative Director: In-stock? Well, we think goods are flowing very, very well right now. Probably take us another three to four weeks to get our inventories to the level that we need them. If you look at it from your perspective, we’re turning our inventories at over 10 times per year at this point, in time, which is quite fast, but the sell-throughs are great.

Operator: Thank you. Our next question today is coming from Simeon Siegel from Nomura Securities. Please proceed with your question.

Simeon Siegel-Nomura Securities-Analyst: Good morning guys and congrats on the results.

Mary Boland – American Eagle Outfitters, Inc. – CFO and Chief Administrative Officer: Thank you.

Jennifer Foyle – American Eagle Outfitters, Inc. - Global Brand President - aerie: Thank you.

Simeon Siegel-Nomura Securities-Analyst: Can you talk about your longer-term store targets between full price, factory, maybe domestic and international? Then just great results on the gross margin. Mary, can you quantify the ongoing markdown improvement opportunity you see longer term? Thanks.

Simon Nankervis – American Eagle Outfitters, Inc. - EVP of Global Commercial Business: It’s Simon, Simeon. In relation to full-price versus factory, we’ve been fairly clear over the last few weeks. We’ve got a very strong approach to fleet rationalization. I don’t think we have a fixed number in mind, but we definitely have a perspective that we do need to see a rationalization of our domestic fleet. We still continue to see improvement in our factory stores; they are still delivering returns above the balance of the chain, but we have seen a shift in traffic patterns, over the last quarter in particular, in our mainline business which is positive. In relation to domestic versus international, we’ve really only started to scratch the surface internationally. We’ve got 99 stores that are licensed today. We only have a very small owned and operated fleet outside the US. We will continue to invest in that business as the rates of return continue to provide incentives for investment, but our focus is still on continuing to develop the licensed fleet and that business, and then as our opportunities to invest and expand in owned and operated markets occur and arise, we’ll then look to those investments at the same time.

Mary Boland – American Eagle Outfitters, Inc. – CFO and Chief Administrative Officer: Regarding the markdown improvement, we expect to see good markdown improvement, certainly in the first half of the year, as we anniversary a bit of a weak first half of the year last year. As I think about how that all flows through to gross margin, we expect to see higher gross margin as the year plays out. We are not providing annual guidance at this point but with the improvement in markdowns, certainly in the first half of the year we will see an improvement there.

Operator: Thank you. Our next question is coming from Thomas Filandro with Susquehanna Financial Group. Please proceed with your question.

Thomas Filandro- Susquehanna Financial Group-Analyst:

Hi. Thanks. Nice job across the board and the execution as well, and congratulations as well to Chad and Jen. A question for Jay first. Obviously you’ve elevated here, or Chad and Jen have been elevated; that’s great news. What’s the latest update on the CEO search? And then again separately for Jay, can you kind of just tell us where you are spending the bulk of your time to drive the strategic changes in the business? And then I’m going to slip in one quick one. Roger, you mentioned the Don’t Ask Why assortment. Can you help us understand how you’re leveraging that assortment? Thank you very much.

Jay Schottenstein – American Eagle Outfitters, Inc. – Interim CEO: First of all, as far as the CEO search, the search continues and as soon as we have something to announce, we will make the announcement.

The bulk of my time, you know, this past year we knew we had a merchandise problem. We knew we had to work through it through the first and second quarter, and with Roger and the team we’ve put a lot of emphasis to make sure that we start making the product the way that we’d be very proud of it. I’m very proud of what the team has done and where they are going, and the merchandise that I see coming for this coming year I’m very excited about. And now we see opportunities in certain of our expense areas to get under control, to do a better job at, and there’s lots of opportunities. The good news is there’s a lot to do, which means there’s a lot of opportunities, and the team is very focused. We have a great team. I feel very good about all the Key Officers of the Company and they keep me busy.

Roger Markfield – American Eagle Outfitters, Inc. – Executive Creative Director: Tom, thanks. I will let Chad answer the Don’t Ask Why question.

Chad Kessler – American Eagle Outfitters, Inc. - Global Brand President - AE brand: All right. Tom, thanks, and just one thing I would like to take a moment to thank the whole AE team that I am working with. I appreciate people’s comments on Jen’s and my recent promotions, but, you know, the turnaround in 2014 that we saw would not have been possible without the team that was already in place when I arrived.

Don’t Ask Why is a terrific testing lab for us, for the brand. We really have an opportunity through our partnership and partners in Italy and the Trend team here to really find new fabrics, new washes, new fits and get them testing in our most trend—forward stores at a very quick rate. Then we are able to take those sales and create those styles overseas in Asia more cost-effectively and supply them to the entire fleet. We are finding as we find best sellers in Don’t Ask Why we are able to leverage those to grow the whole tops business especially, and it’s I think really a key part of how we’ve turned the tops business around.

Operator: Thank you. Our next question today coming from Randy Konik from Jefferies. Please proceed with your question.

Randy Konik-Jefferies-Analyst: Great, thanks a lot. Just a couple of quick ones, Mary, the guidance on the mid-single digit comp for the first quarter, is that—you noted in the fourth quarter average transaction value flows of the results, so has traffic turned up in the first quarter thus far? Do you think that’s a sustainable inflection point?

I guess second, for Roger, you noted some new opportunities on the supply chain and improvement in speed. Could you give us some specific examples of what you’ve been doing there to improve chase?

Then lastly, as it relates to the commentary around international strategy, great job with keeping it capital-light with a licensing model, and you talked about some owned opportunities. How do you think about keeping that capital-light versus capital-intensive model long-term on the international side, and what international markets of the 16 countries are showing the most promise from a demand standpoint for the brand right now? Thanks a lot.

Mary Boland – American Eagle Outfitters, Inc. – CFO and Chief Administrative Officer: Real quickly on traffic, yes, we did see traffic start to improve, especially in January and in February. February has been a little bit challenged with weather so a little tough to call a trend, but yes, we’ve seen improvement.

Michael Rempell – American Eagle Outfitters, Inc. - Chief Operating Officer: Great. Then on chase, Randy—this is Michael. Like Chad said, we have a number of ways that we have been able to drive that capability. Don’t Ask Why has been one of the key drivers, but like Roger indicated in his prepared remarks, we also really got our testing process back on track. So we are out far ahead of where we need to be in terms of looking at washes, fabrics, fit, silhouette and styles, and we’ve been able to leverage that effectively. We are leaving open to buy like we have not in the past. We have platform fabrics and trends at our vendors. We have capacity available for us, and we built processes and systems to use quick approvals to get goods in, in as little as 30 to 45 days. So it’s been very effective for us here in the back half of the year and we plan to build on it in 2015.

Simon Nankervis – American Eagle Outfitters, Inc. - EVP of Global Commercial Business: Randy, it’s Simon. In relation to the international strategy, at the moment we have 16 licensed countries and five countries that we own and operate. We opened Thailand and Indonesia in Q4 of last year. We’ve signed Chile and Peru which will open shortly. We’ve a number of other countries under negotiation for licensing. So, you know, our focus is definitely to continue on developing the license business. In relation to the balance between our owned and operated and those licensed stores, it goes back to what I was saying earlier. As we see the profitability of those countries and the return on investment in our own markets improve, we will continue to focus and expand in those markets where it’s appropriate, but there is a big focus this year especially in Western Europe and the UK on developing our international digital capabilities which we see going global in the next couple of years.

Randy Konik-Jefferies-Analyst: Can you hear me?

Judy Meehan – American Eagle Outfitters, Inc. – VP IR: Yes, Randy.

Randy Konik-Jefferies-Analyst: I just wanted to ask another follow-up. So of all the international markets from the demand standpoint, where are you seeing the most demand for the AE brand right now? I’m just curious. Thanks.

Simon Nankervis – American Eagle Outfitters, Inc. - EVP of Global Commercial Business: It’s pretty even across the globe. I think it really depends on the penetration we have in each country, so it’s sort of hard to say which one, but I can say that generally we have got equal demand in all markets and we’ve seen positive momentum in our sales over the last year as we’ve become more penetrated.

Operator: Thank you. Our next question today coming from on Anna Andreeva from Oppenheimer. Please proceed with your question.

Janet Lynne Knopf-Oppenheimer-Analyst: Hi guys. It’s Janet Lynne on for Anna. Congrats on a great quarter. We just had a couple of questions. First on the mid-single digit comp guide, is that what you are currently running? Then with the big improvement in the women’s business— congratulations on all the progress there—what are the plans to improve men’s?

Mary Boland – American Eagle Outfitters, Inc. – CFO and Chief Administrative Officer: In terms of the mid-single digit comp that’s our guidance for Q1, so that’s what we expect to run for the quarter.

Chad Kessler – American Eagle Outfitters, Inc. - Global Brand President - AE brand: In terms of the trends in the business, we did see coming out of Q4 that the women’s business was a bit stronger with a positive comp and then trailing slightly. In the spring right now the businesses are running much more closely together with both looking positive. We’re seeing strong momentum in the men’s bottoms business and similar increase in men’s tops that we are experiencing in women’s. So it’s looking strong for men’s as well.

Operator: Thank you. Our next question today coming from John Morris from BMO Capital Markets. Please proceed with your question.

John Morris-BMO Capital Markets-Analyst: Thanks. Congrats on the quarter, and also to Chad and Jen. Chad—well a question for Chad and Jen. Chad, at dinner in Orlando we talked about the bottoms category; you guys are such a destination in bottoms. I think the way you are doing some of the athleisure trends and whatnot, how is denim doing? What’s the outlook for denim currently? Have you seen a continued improving trend there? Then Jen, with the aerie business, key drivers, you guys mentioned them in the remarks. Wondering if you could elaborate a little bit more and talk about the profitability going along with it. Are you seeing a commensurate improvement in merch margins there as well? Thanks.

Chad Kessler – American Eagle Outfitters, Inc. - Global Brand President - AE brand: In terms of bottoms, we really do—we are a huge bottoms destination for our customer and denim destination for our customer. We really are focusing on his and her entire bottoms wardrobe and seeing nice gains there in total. In terms of denim, we are actually pretty excited about denim. We had a good fall in women’s after launching Denim X and that momentum continues into spring. Men’s, we are seeing a stronger trend in denim coming out of holiday with the Destroyed capsule we delivered for the trans floor set. We are testing some innovative denim fabrications and fits in men’s that we are getting strong reaction to, so we feel good about denim overall, both men’s and women’s, and the total bottoms business entirely. We talk a lot about tops, and bottoms are definitely our foundation and we feel strongly about that.

Jennifer Foyle – American Eagle Outfitters, Inc. - Global Brand President - aerie: In aerie certainly, yes, the profits followed with the sales and the top line growth. As you’ll recall, we resized the fleet to leverage the side-by-side opportunity, closing some nonproductive stores as well as driving the direct business, and then certainly delivering the product attached to that. So that whole combination and the team really delivering really hit the profit line, so we’re excited with what we saw.

Operator: Thank you, our next question today is coming from Rick Patel from Stephens Inc. Please proceed with your question.

Rick Patel-Stephens Inc.-Analyst: Good morning. Great progress. I will add my congrats to Chad, Jen and the team as well. Could you talk a little bit about omni-channel? You’ve rolled out the capabilities to new stores. Any way to quantify the impact this is having to comps or to conversion? Then as a follow-up, can you provide some color on AUC? Perhaps how that changed in the fourth quarter, and any way to quantify how we should expect that to change in the first half versus back half of this year?

Michael Rempell – American Eagle Outfitters, Inc. - Chief Operating Officer: Great. It’s Michael Rempell. I will take both of those. So on the omni-channel side, the team had a lot of success this year. So the buy online—sorry, the ship from store program that you mentioned before really exceeded our expectations this year. It allowed us to leverage inventory in the store. The team executed really well. You know a lot of people can implement technology but very few companies I think could execute across the board, across stores and operations, technology and planning the way our teams did, so it did have a nice impact on comps. We did approximately $50 million in revenue through that program, which was about double our expectation, and that was in really the third and fourth quarter. So we are looking forward to having that for the full year and we see plenty of other opportunities. Jay mentioned the reserve in store program that we are going to have this year. We know we’re going to—we are very confident in our ability to execute that and we are very excited about the ability for that program to drive, really qualified traffic into our store.

On the AUC side, we are seeing opportunity for AUC in the back half. To quantify it, we are seeing anywhere between 3% and 7% improvement in AUC, but what I would tell you is, consistent with our strategies we plan on taking a portion of that and flowing it directly through our bottom line, and a portion of that and reinvesting into the product, supporting our strategy of better product, better value and ultimately a less promotional business.

Operator: Thank you. Our next question today is coming from Dana Telsey from Telsey Advisory Group. Please proceed with your question.

Dana Telsey-Telsey Advisory Group-Analyst: Hi. Good morning everyone and congratulations, and congratulations, Chad and Jen on the promotions. As you think about both the cadence of promotions being planned going forward, how do you think about the cadence as we go into the spring break season? And on the drivers of the mid-single digit comp guidance for the first quarter, how do you think of the elements underneath that? Thank you.

Chad Kessler – American Eagle Outfitters, Inc. - Global Brand President - AE brand: In terms of the—thank you, Dana. In terms of the promotional cadence for spring, we do continue—our strategy is to continue to try to reduce the promotions that we are running in the store; fewer box off promotions, smaller discounts, but our goal is to try to drive more traffic into the store. We know we can convert once we have the customer in there so our goal is to try to make our lease lines and our promotional activity more engaging for the customer. We set a new floor set this week—this weekend with a new lease line which I think will speak to that somewhat—you can go see it this weekend. But the goal is really to try and engage the customer, get them excited about being in the store, excited about the product and really speak to product first, price second and we’ve started to see that be an effective way to drive both sales and profitability and continue to make that our goal.

Jennifer Foyle – American Eagle Outfitters, Inc. - Global Brand President - aerie: That’s ditto for aerie. The nice thing about the business is in both aerie and AE we are up against less promotion from last year. So we set the course to prepare ourselves for easier hurdles, pulling back from the promotion last year, so it’s nice to be able to get in front of that and just surprising and delighting our customers.

Mary Boland – American Eagle Outfitters, Inc. – CFO and Chief Administrative Officer: I would say in addition to traffic and conversion, which Chad and Jen just mentioned, we are looking for AUR to be up mid-single digits as well as we deliver that great and compelling product, and are able to reduce the reliance on markdowns like we did in the back half of 2014.

Operator: Thank you. Our next question today is coming from Paul Alexander from BB&T. Please proceed with your question.

Paul Alexander-BB&T-Analyst: Hi. Thanks for the question. Jay, you noted that there is no news to talk about yet in the CEO search but can you talk a little bit philosophically about the search? It doesn’t seem like there’s a ton of urgency to name one right away and it sounds like you love your current team obviously, so what is your thinking about the need for the CEO and what are you looking for in a CEO to add that you don’t currently have? Thank you.

Jay Schottenstein – American Eagle Outfitters, Inc. – Interim CEO: As I said earlier, as soon as we have something to announce, we will announce it, but from my standpoint I want to make sure the person we put in is the right person. I want to make sure that we have the right temperament of the person; that whoever we put into the position will bring something to the table, bring something to the plate and has a certain vision that we buy into. That’s what we are looking for, is a person who can bring everyone together and has a vision.

Operator: Thank you. Our next question today coming from Lindsay Drucker Mann from Goldman Sachs. Please proceed with your question.

Lindsay Drucker Mann-Goldman Sachs-Analyst: Thanks. Good morning everyone. I just wanted to clarify, the $0.02 impact you are talking about from the port issues in the first quarter, is that a function of higher shipping costs, or is that a function of having less goods to sell in 1Q and more of something that might be weighing on the comp guidance and so maybe we should think about the underlying comp guidance about mid-single digit being higher if you weren’t held back on some of these units? Also, did you have any port costs in the fourth quarter number? Then the second thing is just how should we think about tax rate for Fiscal 15? Thanks.

Mary Boland – American Eagle Outfitters, Inc. – CFO and Chief Administrative Officer: Okay, I would say the $0.02 impact is roughly half-and-half, half shipping and half inventory related. In Q4, seriously minimal impact in terms of freight issues in Q4 related to the port strike. The team was able to manage through that I think pretty effectively. Then the tax rate for 2015, assume around 40%.

Operator: Thank you. Our next question today is coming from Paul Lejuez from Wells Fargo. Please proceed with your question.

Jennifer Davis-Wells Fargo-Analyst: Hey. It’s actually Jennifer Davis on for Paul. The first question, Mary could you talk a little—I know you have not given full-year guidance, but maybe some thoughts around SG&A? I think you said fixed costs would be flat, but I also think on the last call you said that you expected SG&A for the year for ‘15 to be flat to down slightly so just wondering if that’s changed at all. Then secondly, a clarification on the buy online/ship from store. I know you said it had a nice impact on comps, a $50 million benefit to revenue. Could you talk a little bit about margin there? Other retailers have been talking about lower margin than they originally thought given the increased shipping costs, et cetera, so a little color on that would be helpful. Thanks.

Mary Boland – American Eagle Outfitters, Inc. – CFO and Chief Administrative Officer: Okay. Regarding SG&A for 2015, the team continues to stay focused on expense reduction and I think doing a really nice job. We do expect our fixed expenses to be flat to decline as we look forward into 2015. The one caveat is obviously variable expenses, so depending on how the year plays out what ultimate comps we do end up delivering for the year, those expenses will of course be driven by positive sales and performance throughout the year. We do expect though to leverage our operating expenses for the year with our fixed expenses being down, either flat to down slightly, and whatever variable expenses flow through.

I think in terms of your question on gross margin for buy online/ship from store, we are seeing good flow through on our gross margin—on our margins. It’s to our expectation as we had planned it for the year.

Michael Rempell – American Eagle Outfitters, Inc. - Chief Operating Officer: I would just add that when you think about that program and we analyze the profitability, not only does it show a nice profit, albeit there are some incremental delivery costs, what it really allows us to do is leverage our inventory across the Company as a whole. So we are able to actually get—drive a higher margin rate through our e-commerce business because we have higher sell-throughs leveraging inventory that we have in the stores.

Operator: Thank you. As a reminder, in the interest of time we ask that you please limit yourselves to one question.

Our next question today is coming from Susan Anderson with FBR Capital Markets. Please proceed with your question.

Susan Anderson-FBR Capital Markets: Hi. Thanks for taking my question and congrats on a really good quarter.

On the international expansion with now opening owned stores, I don’t know if you could give a little color on what you think the timeline of profitability of the stores will be. Then with the finalizing of the fulfillment center, is there any benefits that you could talk about for this year through the P&L?

Simon Nankervis – American Eagle Outfitters, Inc. - EVP of Global Commercial Business: In relation to international expansion, Susan, I think it’s early days for us with our global footprint of the owned and operated. The way we look at the international business is in totality including the licensed business with the owned and operated business and we are actually seeing good flow-through from that business today. So the way we—the strategy we entered the markets with was that we would see that our licensed business would enable us to grow the international—the owned and operated market without us needing to significantly invest, and that strategy is playing out at the moment. So we are being very happy with what we are seeing.

Michael Rempell – American Eagle Outfitters, Inc. - Chief Operating Officer: On the distribution center—I appreciate the question. What you are going to see this year in terms of cost, we will have some opening costs as we shift retail from our existing fulfillment center into Hazleton, but I do expect leverage in the back half of the year and we should see that in our processing costs. You have to keep in mind that DC, the reason we are so excited about it is because while a lot of people are building e-commerce or converting DCs into e-commerce DCs, this is a DC built to handle both retail and direct in the same distribution center, so there’s a lot of efficiencies and a lot of leverage, both in inventory and in our associates in the DC and a lot of flexibility with how we allocate those resources.

Operator: Thank you. Our next question today is coming from Janet Kloppenburg from JJK Research. Please proceed with your question.

Janet Kloppenburg-JJK Research-Analyst: Good morning everyone. Congratulations to Chad and Jen, and congratulations to Roger on a really great turnaround in a very difficult year.

Roger Markfield – American Eagle Outfitters, Inc. – Executive Creative Director: Thanks, Janet.

Janet Kloppenburg-JJK Research-Analyst: Two questions really quickly. Do we think that or do you guys think that the denim business is turning because of new trend in the business, or is it simply a function of replenishment on bottoms? And just for Mary or anybody, I was wondering what the outlook in the outlet business. I know that it had been challenging in Fiscal 14 and I’m wondering if you’re seeing improvements there as well. Thanks so much.

Chad Kessler – American Eagle Outfitters, Inc. - Global Brand President - AE brand: In terms of denim, I think we are seeing…

Janet Kloppenburg-JJK Research-Analyst: What?

Chad Kessler – American Eagle Outfitters, Inc. - Global Brand President - AE brand: Sorry, there’s some banging on the line.

Judy Meehan – American Eagle Outfitters, Inc. – VP IR: There’s some noise in the background.

Chad Kessler – American Eagle Outfitters, Inc. - Global Brand President - AE brand: I think we are seeing a lot of positive things happening in the denim business. First with the denim business being really our—and the bottoms business being our foundation, we really are careful to make sure that we are invested in enough inventory that we can have the sizes available to our customer, and I think that compared to some competition might not be taking those positions I think is important. But I think beyond that, I think we are seeing there is a lot happening in terms of silhouette, fabric, silhouette and fabric innovations both in men’s and women’s. We’ve seen a big shift that we’ve talked about before in women’s when we set the Denim X collection in September and continuing to expand that this spring with Sateen X that’s launched, but the fabric innovation in denim is really driving excitement for the customer and I think becomes a conversion opportunity in stores. In men’s we are also looking at innovation that we’re—as I mentioned before, we are currently testing and are bullish on for fall. We’re also seeing silhouette changes happening. So I believe there is a lot of newness happening in denim that we are excited to talk to our customer about and we remain bullish on the category going forward.

Simon Nankervis – American Eagle Outfitters, Inc. - EVP of Global Commercial Business: In relation to your question on our factory business, we still remain incredibly positive about our factory business. That fleet is healthy. It generates a four-wall profit. In all of the stores it’s a double digit four-wall profitability. It still performs above the balance of the mainline fleet on a turnover per square foot basis. Have we seen a shifting in the way the consumer is shopping? Yes, we’ve seen that in the last year but we still remain committed to the investment and we’re still seeing great return. So we will continue to expand that footprint although it will be at a substantially reduced new store rate over—as we go through this year and beyond.

Operator: Thank you. Our next question today is coming from Richard Jaffe from Stifel. Please proceed with your question.

Richard Jaffe-Stifel-Analyst: Thanks very much guys. Pleased to hear how well aerie is doing. If you could elaborate a little bit on the success of the side-by-side stores, the shop in shops and how you see this business growing, and how big you think it could be? Let us say if you take your most successful shop in shop, could you see that in every location, and if so, how much larger will the aerie brand become?

Jennifer Foyle – American Eagle Outfitters, Inc. - Global Brand President - aerie: Sure. Well first, just thinking on the year, the team put a plan in place and delivered. I’m really proud of the work the team did. We assembled the team not too long ago, so that said, we are only just beginning. I think we are really excited about the opportunity. There is certainly whitespace for this customer that we see. We think that there is certainly opportunity leveraging the box, leveraging AE. You know they’re a big brand. They have a huge customer base and we speak to the same girls, so certainly by doing so, opening up the side-by-side stores, the shop within shop opportunities, we are seeing nice leverage on the square foot base there, reducing obviously the square foot where we had some bigger standalone stores. Then, just again, delivering the product that she wants to see. We launched several product categories this year, one being— that’s been a huge success in bras, the Sunnie Bra. That bra is winning over so many customers and we are thrilled, and we are going to leverage that going forward. Then undies, those two categories are just amazing for us and certainly the roots of the business, but I think what we’ve seen going forward is there’s opportunity in other categories. For instance, in holiday we leveraged PJs and sleep, and also the gifting category. Roger mentioned in his opening comments the blanket scarves. That was an incredible gift that really the customer loved to see in holiday, so we will continue to offer exciting other categories as well as our fundamental businesses.

Simon Nankervis – American Eagle Outfitters, Inc. – EVP of Global Commercial Business: Richard, just to provide a little bit of color on the numbers, we doubled our side-by-side fleet last year; we doubled the square footage. We actually reduced the total square footage in aerie but we actually only—and our square footage was halved in those side-by-side locations from the freestanding stores, but we were able to retain over 80% of the revenue on incremental profitability. So we see this strategy being very, very profitable for the Company and it’s something we are focused on expanding over the next two years.

Judy Meehan – American Eagle Outfitters, Inc. – VP IR: Kevin, we have time for one more question.

Operator: Thank you. Our final question today is coming from Oliver Chen with Cowen & Company. Please proceed with your question.

Oliver Chen-Cowen & Company-Analyst: Thanks a lot. Congrats guys on really great looking product and on the execution. Regarding the excitement around women’s tops going forward, how are you feeling about the breadth versus depth of this category, and where do you see it evolving as you look at the enthusiasm you are seeing? And I was just curious about the price point angle, too, and how you’re feeling about the assortment and how that may move? Then Mary, as we model merch margins, are we—is it a back half opportunity as well in terms of overall context for that line on the income statement? Thanks.

Chad Kessler – American Eagle Outfitters, Inc. - Global Brand President - AE brand: Hi, Oliver. In terms of the women tops assortment, we have a limited size box. I don’t see us really expanding the breadth of the assortment much beyond what we have today. I think where we’ve fallen down in the past few years in terms of women’s tops is not having the trend-right items or not having the right outfitting for the customers to go with the bottoms. So our focus really in growing that business is around building a strong assortment that provides great outfitting, great quality, great value to the customer, not necessarily a much bigger assortment. Of course we will ebb and flow in terms of the categories within tops in terms of how the trend is going, but the total customer choices in stores will remain relatively constant.

In terms of the AUR, I think part of the challenge we had in the spring last year, in addition to some fashion missteps I think in terms of tops, there also was actually trying to compete too much on price. Really, you know, I believe strongly that our customer loves American Eagle for the value we provide, and if we can provide great trends, great quality at the right price, which she perceives it as being good value then we will get a strong return there. So we expect and we’re—our strategy includes getting slightly higher AURs which we’re seeing so far.

Mary Boland – American Eagle Outfitters, Inc. – CFO and Chief Administrative Officer: In terms of merch margin, yes, we definitely see opportunity throughout the year including the back half of the year, but Q4 of 2014 we had over 400 basis point improvement in merch margin so that will be a little bit difficult to anniversary at that kind of magnitude, so it will be a bit more muted in the back half but clearly still opportunity.

Oliver Chen-Cowen & Company-Analyst: Okay.

Judy Meehan – American Eagle Outfitters, Inc. – VP IR: Okay. That concludes our call today. Thank you everyone for your participation and continued interest in American Eagle Outfitters.

Operator: Thank you. That does conclude today’s teleconference. You may disconnect your lines at this time and have a wonderful day. We thank you for your participation today.